Exhibit 99.1

Entravision Communications Corporation Enters into

New Secured Bank Credit Facility

SANTA MONICA, CALIFORNIA, - November 30, 2017 – Entravision Communications Corporation (NYSE: EVC), a diversified media company serving Latino audiences and communities, today announced it has entered into a new $300 million secured bank credit facility (the “New Facility”).  The New Facility replaces the company’s existing senior secured term loan credit facility entered into on May 31, 2013.

Entravision currently anticipates that it will use proceeds from the $300 million credit facility to repay in full the approximately $290 million remaining outstanding under the company's term loan credit facility entered into on May 31, 2013, and pay fees and expenses in connection with the New Facility.

“We continue to proactively manage our capital structure,” said Walter F. Ulloa, Chairman and Chief Executive Officer of Entravision.  “This new facility provides increased flexibility as it extends the maturity date of our outstanding debt by four years, to November 2024, and provides us the option to make prepayments, without penalty after the first six months.  We continue to execute on our strategic plan and with a strong balance sheet remain well positioned to capitalize on growth opportunities.”

Additional details of the New Facility are described further in the company's Current Report on Form 8-K filed with the Securities and Exchange Commission.

This press release contains certain forward-looking statements.  These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

About Entravision

Entravision Communications Corporation is a leading global media company that reaches and engages U.S. Latinos across acculturation levels and media channels, as well as consumers in Mexico and other markets in Latin America. The Company's comprehensive portfolio incorporates integrated media and marketing solutions comprised of acclaimed television, radio, digital properties, events, and data analytics services. Entravision has 55 primary television stations and is the largest affiliate group of both the Univision and UniMás television networks. Entravision also owns and operates 49 primarily Spanish-language radio stations featuring nationally recognized talent, as well as the Entravision Audio Network and Entravision Solutions, a coast-to-coast national spot and network sales and marketing organization

Entravision Communications

representing Entravision's owned and operated, as well as its affiliate partner, radio stations. Entravision's Pulpo digital advertising unit is the #1-ranked online advertising platform in Hispanic reach according to comScore Media Metrix®, and Entravision's digital group also includes Headway, a leading provider of mobile, programmatic, data and performance digital marketing solutions primarily in the United States, Mexico and other markets in Latin America. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC. Learn more at: www.entravision.com

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For Entravision:

Sharon Oh/Mike Smargiassi

Brainerd Communicators, Inc.

evc@braincomm.com

212-986-6667